                                                                  EXHIBIT 99.255

[ISO ALLIANCE LETTERHEAD]





                                                              September 18, 1997

Mr. Steve Callahan
Coopers & Lybrand L.L.P.
5000 Executive Parkway, Suite 300
San Ramon, CA 94583

Re: Redistribution of SA Functionality

Dear Mr. Callahan:

Pursuant to several email notes and the discussion at the September 11 meeting of the ISO Executive Steering Committee, this letter provides official notification of the redistribution of some SA functionality. Specifically, the Outage Scheduler (OS) and Similar Day Load Forecast (LF) modules have been moved from the SA environment to the SI environment, primarily to avoid an Oracle licensing issue which would have adversely affected the production environment.

The functionality of the Interchange Scheduling Calculation (ISC) module has been redistributed within the SA Subsystem; i.e., there no longer exists an ISC module per se. Details of this are outlined in the enclosure.

These changes will be transparent to the user.

These changes will be captured in our testing plans and training materials.

Please indicate your receipt of this document by returning a signed copy of the enclosed receipt. For your convenience, we have included a self-addressed stamped envelope.

Yours truly,

/s/ S.R. INGRAM
S.R. Ingram

Enclosures

cc: Skadden, Arps, Slate, Meagher & Flom, LLP
       ATTN: M.R. Hoffmann
    Perot Systems
       ATTN: Chuck Bell
    ABB Systems Control
       ATTN: Philip Curtis
    Ernst & Young, LLP
       ATTN: Bill Hunter

             INTERCHANGE SCHEDULING CALCULATION (ISC) FUNCTIONALITY

The following describes the spreading of the ISC functionality among other functions in the SA/SI subsystems. For ease of review, text from the DSOW is provided, followed by amplifying statements from the design team, which are underlined for clarity.

VOLUME 3, SECTION 1.3, OVERVIEW OF DAY-AHEAD SCHEDULING PROTOCOLS AND TIMING

 3) By 0600 of the day preceding the next operating day, each SC will provide to the ISO a forecast of hourly loads for which it will schedule generation resource deliveries for the next seven operating days, including the location. The ISO will aggregate all the non-PX loads by Utility Distribution Company (UDC)-specific location and will provide by 0630 these aggregate loads to each UDC.

The above referenced aggregation is performed within the SI subsystems.

 8) At 1100, the SCs submitted next day's Preferred Schedules will be frozen. The ISO will validate all SC Preferred Schedules, self-provided ancillary service schedules and bids and will then notify and resolve incorrect schedules and bids, if any. Also, as part of the validation process, the ISO will ensure Preferred Schedules are balanced.

 9) During this time, the ISO will additionally start the inter-zonal congestion management evaluation process and ancillary service requirement assessment and bid evaluation.

10) If there is no inter-zonal congestion, the ISO will move onto #15. If inter-zonal congestion exists, by 1200 the ISO will determine and notify each SC of their Advisory Re-dispatch Schedules and the transmission prices of the congested interfaces.

11) Also at 1200, the ISO will notify the SCs of the advisory ancillary service schedules and associated prices (results of bid evaluation and self-provided schedule information).

12) By 1300 SCs may adjust their Preferred Schedules in response to the ISO's Advisory Re-dispatch schedules and transmission prices for the use of congested interfaces, and may submit Revised Preferred Schedules to the ISO. SCs may also submit revised self-provided ancillary service schedules and/or ancillary service bids.

13) After receiving, ISO will validate the Revised Preferred Schedules, revised self-provided ancillary service schedules and revised ancillary service bids, notify and resolve incorrect schedules and bids, if any.

14) Additionally, ISO will re-run its inter-zonal congestion management evaluation process and its ancillary service requirement and bid evaluation process using the Revised Preferred Schedules and revised self-provided ancillary services and ancillary service bids.

15) Once the above final inter-zonal congestion management and ancillary service assessment and bid evaluation is complete, the ISO will then begin the intra-zonal congestion management process.

16) ...

17) Also by 1400, the ISO will develop the net schedules for each of the control area interfaces. ISO then verifies with the adjacent control areas that their net schedules at these interfaces match, will search for and resolve discrepancies. Once agreed, the ISO's day-ahead schedule coordination responsibilities are completed. The final Committed Schedules will be transferred into the BBS. The Committed Schedules will also be converted into Operating Schedules which, together with other generation control information, will be transferred into ISO Power Management System (PMS).

Item 17 is the ISC functionality and is merged into items 9-15 that are performed by ???? and ASM functions.

                                                             Control Number: 177

VOLUME 3, SECTION 10.3, INTERCHANGE SCHEDULING CALCULATION (ISC)

    The Interchange Scheduling Calculation function will calculate net area interchanges based on the final Committed Schedules after transmission assessment applications determine any re-dispatch due to congestion or other reliability requirements. The net area interchange values will be sent to the PMS to its Interchange Transaction Scheduler (ITS) and for use in real time operation functions.

    Once the Preferred Schedules are received from the Scheduling Infrastructure, the schedules must be grouped and mapped to reflect the physical characteristics of the transmission system and serve as the "input file" to the Transmission Assessment and Congestion Management applications. The ISC functions will compute ISO greater control area net interchange, area net interchange schedules for the former control areas of the ACCs, and zonal net interchange schedules before assessing the feasibility of the Preferred Schedules vis-a-vis the transmission system. This application (ISC) is also required to group (through computation) the final day-ahead or hour-ahead committed schedules in a format compatible with the ISO control area and ACCs before sending them to the ISO ITS and dispatch PMS. This (ISC) application function consists of the following computations:

    1)  Compute ISO net hourly interchange schedules for:

        -   Control Area Intertie Points;

        -   Control Area Net Interchange;

        - Net interchange between the ACCs based on a pre-specified geographic boundaries;

        -   Inter-Zonal Net Interchange; and

        - Zonal and intertie grouping and sorting of (1) load, (2) generation, (3) Ancillary Services, and (4) interchanges (intertie and zonal) schedules.

    2) Perform automatic validation of the ISO net interchange schedules calculated in step (1) above to ensure that the final accepted schedules are within the limits of the transmission line(s)' (path) capacity which is specified by the ISO and is calculated using the Transmission Assessments Applications both at the intertie points and across inter-zonal paths.

The above ISC requirements are considered in CONG and ASM subsystems. Since both CONG and ASM have both day ahead and hour ahead modes, the ISC functionality will have both day ahead and hour ahead modes also.

[ISO ALLIANCE LOGO]                             1000 South Fremont
                                                Suite A-11
                                                Alhambra, CA 91803







                           CONFIRMATION OF RECEIPT

September______, 1997


I am in receipt of your document with control number 177, Redistribution of SA Functionality.



----------------
Printed Name


----------------
Signature